UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-01

NISKA GAS TRANSPORT INC.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas Transport Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS TRANSPORT INC.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-02

NISKA GAS STORAGE LLC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas Storage LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS STORAGE LLC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number	333-174988-03

NISKA GAS STORAGE OPERATIONS LLC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas Storage Operations LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS STORAGE OPERATIONS LLC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number	333-174988-05

WILD GOOSE STORAGE, LLC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Wild Goose Storage, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	WILD GOOSE STORAGE, LLC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number	333-174988-06

SALT PLAINS STORAGE, LLC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Salt Plains Storage, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	SALT PLAINS STORAGE, LLC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-07

NISKA US GP LLC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska US GP LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA US GP LLC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-08

NISKA PARTNERS MANAGEMENT ULC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Partners Management ULC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA PARTNERS MANAGEMENT ULC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-09

NISKA PARTNERS COÖPERATIEF U.A.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Partners Coöperatief U.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:	August 9, 2016	NISKA PARTNERS COÖPERATIEF U.A.

		By:	/s/ Mark Wilhelm Murski
		Name:	Mark Wilhelm Murski
		Title:	Managing Director A

		By:	/s/ Thecla Magdalena Anna Kamphuijs
		Name:	Thecla Magdalena Anna Kamphuijs
		Title:	Managing Director B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-12

NISKA GS HOLDINGS I, L.P.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska GS Holdings I, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GS HOLDINGS I, L.P.

BY NISKA US GP LLC, ITS GENERAL PARTNER

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-15

ENERSTREAM AGENCY SERVICES INC.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Enerstream Agency Services Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	ENERSTREAM AGENCY SERVICES INC.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-16

AECO GAS STORAGE PARTNERSHIP

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, AECO Gas Storage Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	AECO GAS STORAGE PARTNERSHIP

BY NISKA GAS STORAGE LTD., ITS MANAGING PARTNER

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-17

ACCESS GAS SERVICES INC.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Access Gas Services Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	ACCESS GAS SERVICES INC.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-18

ACCESS GAS SERVICES (ONTARIO) INC.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Access Gas Services (Ontario) Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	ACCESS GAS SERVICES (ONTARIO) INC.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-20

NISKA GAS STORAGE CANADA ULC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas Storage Ltd.* has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS STORAGE LTD.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

*  On August 1, 2016, Niska Gas Storage Canada ULC converted into a limited liability corporation under the laws of Alberta and changed its name to “Niska Gas Storage Ltd.” by filing Articles of Amendment with the Registrar of Corporations of the Government of Alberta.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-21

NISKA GAS STORAGE CANADA FINANCE CORP.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas Storage Canada Finance Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS STORAGE CANADA FINANCE CORP.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-22

NISKA GAS STORAGE US FINANCE CORP.

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas US Finance Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS US FINANCE CORP.

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-174988-23

NISKA GAS STORAGE US, LLC

(Exact name of registrant as specified in its charter)

170 Radnor Chester Road, Suite 170

Radnor, PA 19087

(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units representing limited liability company interests

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Common Units Representing Limited Liability Company Interests – One

Pursuant to the requirements of the Securities Exchange Act of 1934, Niska Gas Storage US, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	August 9, 2016	NISKA GAS STORAGE US, LLC

		By:	/s/ Simon Dupere
		Name:	Simon Dupere
		Title:	Chief Executive Officer